Exhibit 10.27

MASTER ASIC DESIGN, MANUFACTURING AND PRODUCT SALES AGREEMENT

AGREEMENT # US1804081

Customer:
Company:	Thinci, Inc. (the “Customer”)
Address:	2105 S Bascom Ave, Ste. 318. Campbell, CA, USA			Postal:	95008
Facility:	SV
Customer Contact for Notices
Name:	Santiago Fernandez-Gomez	Position:	Vicepresident, Platform Engineering	Tel:
Email:	santiago@thinci.com	Mobile:	+1 408-421-1036	Fax:
Customer Contact for Finance Department
Name:	Richard Janney	Position:	CFO	Tel:
Email:	Richard.Janney@thinci.com	Mobile:		Fax:

Supplier: VeriSilicon, Inc. (“VeriSilicon”)
Address:	2150 Gold Street Suite 200, San Jose, CA 95002
Tel:	+ 1 (408) 844-8560	Fax:	+ 1 (408) 844-8563	Website:	http://www.VeriSilicon.com

Shipment Address: 2105 S Bascom Ave, Ste. 318. Campbell, CA, USA

Effective Date: ________________

VeriSilicon, Inc. (“VeriSilicon”) and Customer each hereby acknowledge that they have read and understand this Agreement, and that by signature of their respective authorized representatives on the signature page below they agree to be bound by its terms, conditions and obligations as attached.

Please provide your company’s required information in the spaces set forth above and return two original signed copies to VeriSilicon at the address provided above. Upon receipt thereof, VeriSilicon shall sign and return one copy of this Agreement for your records.

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This Master ASIC Design, Manufacturing and Product Sales Agreement (the “Agreement”) is entered into and effective as of the date written on the cover sheet (the “Effective Date”) by and between VeriSilicon and Customer (each, a “Party” and together, the “Parties”).

WHEREAS, VeriSilicon offers certain design and manufacturing services for custom ASIC products;

WHEREAS, Customer desires to purchase such services including finished ASIC products, from VeriSilicon, pursuant to the terms and conditions of this Agreement;

NOW THEREFORE, in consideration of the mutual covenants and other valuable consideration provided for herein, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows.

1.DEFINITIONS

1.1“ASIC(s)” means application specific integrated circuits.

1.2“Business Day” means Monday through Friday, except nationally, regionally and locally recognized business holidays in the People’s Republic of China or the principal place of business of the Customer.

1.3“Customer Deliverables” means any information and materials supplied to VeriSilicon by Customer, as set forth in an SOW, which may include without limitation, software, schematics, specifications, design database, test data, and microcode, as received by VeriSilicon and utilized in the design and/or manufacture of or otherwise incorporated into a Product. Customer Deliverables may also include any third party intellectual property as set forth in an SOW and to which VeriSilicon and any VeriSilicon Affiliate is granted the right by the Customer for use exclusively in the Product pursuant to this Agreement.

1.4“Customer Change Request” means Customer’s written request for a change to the terms of a SOW or electrical or mechanical change to the Product that affects the form, fit, function or maintainability of the Product.

1.5“Lead Time” means the required minimum amount of time between VeriSilicon’s receipt of the purchase order for the manufacture of Product issued by Customer and the requested shipment date for the Product, which time is specified in the SOW.

1.6“Milestones” means each phase or stage of completion of the Products as set forth in the SOW.

1.7“NRE Charges” means VeriSilicon’s non-recurring engineering costs for the provision of the Services as set forth in the SOW.

1.8“NRE Services” or “Services” means VeriSilicon’s design, engineering, support and assistance, and other services as set forth in the SOW, for the development of Products to be manufactured under this Agreement.

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1.9“Product(s)” means production units of any ASIC product(s) designed, manufactured and sold by VeriSilicon to Customer in accordance with the terms and conditions of this Agreement as specified in an SOW. Products shall not include any Prototypes.

1.10“Prototype Acceptance” means Customer’s written approval in the form set forth in the SOW, that the Prototype conforms to Product Specifications.

1.11“Prototype” means a preliminary version of a Product which may or may not be functional and which is not suitable for commercial production.

1.12“Scheduled Shipment Date” means the scheduled date for shipment of Product as agreed upon by the Parties in accordance with Section 5.2 of this Agreement.

1.13“Shipment Date” means the date for shipment of Product requested by Customer in a purchase order.

1.14“Specifications” means the technical specifications for a Product as mutually agreed to by the Parties, including without limitation, design, packaging and testing, quality and reliability requirements, as set forth in the SOW.

1.15“Statement of Work” or “SOW” means a statement of work attached by reference to this Agreement as Exhibit A, for each Product that identifies each party’s obligations necessary in order for VeriSilicon to perform the Services.

1.16“VeriSilicon Affiliates” means those entities that VeriSilicon is Controlled by, Controls or is under common Control with. For the purposes of this definition, Control means the power, directly or indirectly, to direct or cause the direction of management and policies of an entity, including through the ownership of securities of such entity representing a majority of the voting power in such entity.

1.17“VeriSilicon Deliverables” means the information, materials and tools supplied to Customer by VeriSilicon as set forth in SOW, including, without limitation, any VeriSilicon Design Kits and Prototypes. VeriSilicon Deliverables shall not include any Products.

1.18“VeriSilicon Design Kits” means any computer aided design software and data (including libraries) provided to Customer for the purpose of designing or testing ASIC designs, as updated and enhanced from time to time. The term “VeriSilicon Design Kits” includes VeriSilicon Tool Kits.

1.19“VeriSilicon Technology” means intellectual property which (a) is owned by VeriSilicon and (b) is used by VeriSilicon in the design and manufacturing of the Products as set forth in the SOW.

1.20“VeriSilicon Tool Kit” means any computer aided design software, model and data provided by VeriSilicon and used by Customer for the purpose of designing or testing ASIC designs, as updated from time to time by VeriSilicon.

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1.21“Wafer Foundry” means the third-party semiconductor manufacturing foundry specified in the SOW.

2.SCOPE OF WORK

2.1VeriSilicon will provide Customer with design expertise, support and assistance, VeriSilicon Deliverables, Prototypes, Products and Services ordered by Customer pursuant to the terms of this Agreement. Customer will provide VeriSilicon with the Customer Deliverables and cooperate with VeriSilicon in the use of VeriSilicon Deliverables, to enable VeriSilicon to design and manufacture Products in accordance with the SOW. The Products are designed for verification on industry standard tools available commercially and are to be manufactured by the Wafer Foundry engaged by VeriSilicon under this Agreement. To the extent that Customer is required to use any VeriSilicon Design Kits, or portion thereof, Customer shall execute VeriSilicon’s related License Agreement(s) whose terms shall exclusively be determined by VeriSilicon and govern Customer’s use thereof.

2.2In the event that multiple Products are developed under this Agreement or this Agreement is amended to include other Products, each such Product shall be developed under and subject to a separate SOW and separate Product pricing.

3.ASIC PRODUCT DESIGN

3.1The Parties shall execute a separate SOW for each Product. Each SOW will describe the NRE Services to be furnished by VeriSilicon, the VeriSilicon Deliverables relating to such Services, and the date of completion for each Milestone. VeriSilicon and Customer shall use reasonable commercial efforts to perform and complete each Milestone in accordance with the timetable set forth in the relevant SOW. Each Party shall notify the other Party regarding any anticipated delay in completing a Milestone. In the event of (i) failure to make reasonable efforts to deliver Products or Services or to make reasonable efforts to meet a timetable for any Milestones or (ii) failure to meet any Binding Milestone(s) as set forth in the applicable SOW, Customer shall have the right to cancel the relevant purchase order or SOW, in its entirety or as to such Products or Services not delivered on time or Milestones not met, and VeriSilicon shall issue a credit, according to the terms set forth on the applicable SOW, accounting for the affected Products, Services, and Milestones. Customer may apply such credit on future Purchase Orders.

3.2All Customer Deliverables must be compatible with available industry standard tools, with which VeriSilicon will verify all design and engineering work for conformance to VeriSilicon’s technology ground rules. VeriSilicon shall ensure that the VeriSilicon Deliverables are compatible with available industry standard tools, as verified by VeriSilicon to conform to VeriSilicon’s technology ground rules. The list of tools used for the design and engineering work will be listed in the SOW.

3.3Customer may request changes to the relevant SOW by submitting a written request (“Customer Change Request”, in the form set forth in the SOW) to VeriSilicon and they will be accepted if they do not substantially change the nature or scope of the engagement. VeriSilicon’s fees for Customer Change Requests shall be at rates comparable to those used to

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calculate the NRE Charges quoted in the applicable SOW (with labor rates adjusted to market changes). Upon receipt by VeriSilicon of any such request, VeriSilicon shall within ten (10) Business Days inform Customer of the effect of the Customer Change Request on the SOW including estimated date of completion of a Milestone or the Services to incorporate the requested changes and any additional fees associated therewith. VeriSilicon may, however, continue work without regard to the Customer Change Request until both parties have agreed in writing to the terms and conditions of the Customer Change Request, unless Customer specifically notifies VeriSilicon in writing to halt work. Once agreed upon by the Parties, the Parties shall execute an amendment to the SOW to reflect the agreed upon terms relating to the Customer Change Request. In the event of a discrepancy between the Customer Change Request and any other part of this Agreement or applicable SOW executed prior to the effectiveness of the Customer Change Request, the terms of the Customer Change Request will govern.

3.4Subject to the terms and conditions of this Agreement, both parties will exercise reasonable diligence in performing the activities set forth in the SOW for each Product.

3.5All Customer Deliverables will be free from any virus, worm or other routines that Customer knows or could discover with reasonable inspection would permit unauthorized access or otherwise harm software, hardware or data.

4.PRODUCT DEMAND FORECASTS

4.1During the term of this Agreement, Customer shall provide VeriSilicon with a monthly, non-binding, rolling twelve (12) month forecast for each Product.

4.2Forecasts shall constitute good faith non-binding estimates of Customer’s anticipated requirements for each Product for the periods indicated based on current market conditions. Notwithstanding the foregoing, Customer’s forecasts shall not contractually obligate VeriSilicon to supply, nor contractually obligate Customer to purchase, any Product.

5.PURCHASE ORDERS

5.1Customer shall issue to VeriSilicon written purchase orders for any Services, Prototypes and Products. The purchase order(s) shall contain the information set forth in Section 5.3 hereto, as applicable.

5.2Prior to issuing a purchase order for Product, Customer shall issue to VeriSilicon a Prototype Approval Form in the form set forth in the SOW, evidencing Customer’s acknowledgement and acceptance of the Prototype for production. Notwithstanding the foregoing, in the absence of a Prototype Approval Form, if Customer issues a purchase order for Products (including a Risk Product purchase order), Customer shall be deemed to have acknowledged and accepted the Prototype.

5.3VeriSilicon will accept or reject the purchase order(s) within five (5) Business Days after receipt thereof. Purchase orders for Products may only be rejected by VeriSilicon if, (i) such purchase order requests a quantity of Products that exceeds the most recent

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forecast provided by Customer to VeriSilicon; (ii) a Shipment Date is not consistent with the Lead Time for such Product as set forth in the SOW; (iii) if Customer is in material breach of this Agreement; or (iv) Customer does not order the minimum number of wafers as determined by the Wafer Foundry and explicitly set forth in the relevant SOW. Once a purchase order is accepted by VeriSilicon, the Shipment Date shall be the Scheduled Shipment Date. Subject to VeriSilicon’s written acceptance, Customer may request an improved Scheduled Shipment Date which VeriSilicon shall discuss with the Wafer Foundry.

5.4Purchase orders for Prototype(s) that are not yet fully qualified may be issued by the Customer and accepted by VeriSilicon. The Customer accepts all responsibility for the performance of the Prototype(s), and waives all rights to reschedule or cancel purchase order, and waives the right to return defective units.

5.5Purchase orders issued to VeriSilicon shall include the following, as applicable:

(a)NRE Services, Product(s), and/or Prototype(s) being ordered;

(b)quantity of units of Product(s) or Prototype(s) requested (in increments of the minimum ship pack quantity only), subject to the minimum as may be required by the Wafer Foundry and explicitly set forth in the relevant SOW;

(c)Unit price per Product or Prototype;

(d)billing address;

(e)Shipment Date which shall include the Lead Time for such Product; and

(f)shipping instructions, including carrier, and destination address.

5.6Nothing contained in any purchase order or any other similar business document shall in any way modify the terms of this Agreement or add any inconsistent, contradictory or additional terms or conditions which terms and conditions shall be null and void absent VeriSilicon’s explicit written approval.

6.PRICING

6.1Customer shall pay VeriSilicon the fees set forth in the SOW, including without limitation, the NRE Charge, for the NRE Services.

6.2The price per Product is set forth in the SOW. In the event Customer’s actual purchase volume substantially diverges from the forecast, VeriSilicon reserves the right to adjust unit price according to the adjustment in the Wafer Foundry’s rate directly attributable to such divergence from Customer’s purchased volume from the forecast.

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6.3TITLE; DELIVERY & SHIPMENT

6.4Shipment of a Product and any Prototype to Customer shall be in accordance with EXWORKS or as set forth in the SOW.

6.5VeriSilicon may ship partial Orders provided that VeriSilicon notifies Customer prior to shipment. Due to lot-to-lot yield variations, Customer orders will be considered complete at plus/minus ten percent (+/- 10%) of the order quantity; in the case of yields above ordered quantities, all units will be shipped to Customer (EXW VeriSilicon supplier facilities – Incoterms 2010) for no additional charge.

6.6Customer shall test and/or inspect (a) the Service(s) and/or VeriSilicon Deliverable(s) delivered at each Milestone to determine whether it materially conforms to acceptance criteria and requirements set forth in the SOW, and (b) each shipment of Product(s) and/or Prototype(s) to determine whether it materially conforms to the Specifications agreed upon by the parties. As soon as possible, but in any event within thirty (30) days after Customer’s receipt of the delivery or the shipment (“Acceptance Period”), Customer will provide VeriSilicon with any written rejection of the delivery or the shipment, in whole or in part, listing in detail the reasons for the rejection, including but not limited to, the Specifications for which the shipment, or portions thereof was out of compliance. If Customer fails to provide VeriSilicon with a written rejection within such thirty-day (30) period, then the Products will be deemed accepted by Customer. If Customer rejects the delivery or the shipment within such thirty-day (30) period, then VeriSilicon shall use commercially reasonable efforts to promptly correct any non-conformance and verified defects and re-deliver the Service(s), VeriSilicon Deliverable(s), the Products and/or Prototypes (as applicable) to Customer, and the foregoing acceptance procedure will be reapplied until the Service(s), VeriSilicon Deliverable(s), the Product(s) and/or Prototype(s) are accepted, provided (unless the problem was caused solely by the Wafer Foundry) that after the third or any subsequent rejection or if the corrections are not successfully made as agreed in the SoW, Customer may terminate the relevant SOW or purchase order by 10 days notice. Rejected VeriSilicon Deliverable(s), Products and/or Prototypes will be shipped to VeriSilicon with freight and insurance prepaid by VeriSilicon. Any Products returned by Customer must be accompanied by a Return Material Authorization (RMA) number, which will be provided by VeriSilicon upon review of the written rejections. For purpose of this Agreement, only goods supplied pursuant to this Agreement and that materially fail to meet the Specifications referenced in the Order can be rejected by Customer. Payment by Customer shall not constitute acceptance. Failure of Customer to reject any Products and/or Prototypes during the Acceptance Period will not constitute a waiver of its other legal rights.

7.INVOICING, PAYMENT TERMS, TAXES

7.1NRE Charges shall accrue and be invoiced upon Customer’s acceptance of the Milestones in accordance with the schedule set forth in the SOW. VeriSilicon shall invoice Customer for all units of Prototypes or Product upon delivery thereof to Customer’s carrier. Unless otherwise set forth in an SOW, all payments under this Agreement shall be due and owing within thirty (30) days of the date of VeriSilicon’s invoice. In the event Customer fails to pay amounts when due hereunder, in addition to any other right under this Agreement, VeriSilicon may

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immediately suspend development work with respect to any NRE Services or stop shipment of any Products to Customer, or require all shipments to Customer to be based on a cash-in-advance basis, including, but not limited to, a first demand letter of credit, until, in VeriSilicon’s sole judgment, Customer is able to meet its obligations under this Agreement. In addition to the foregoing, all late payments shall be subject to a monthly interest charge equal to the lower of (i) 1.4% or (ii) the maximum rate permitted under applicable law, as calculated beginning as of the day such amount was due to VeriSilicon.

7.2All prices quoted hereunder are exclusive of any foreign, federal, state or local sales, use or other similar taxes. Customer shall pay, or reimburse VeriSilicon for all such taxes imposed on Customer or VeriSilicon, provided, however, that Customer shall not be liable for any taxes based on VeriSilicon’s net income. Customer will indemnify VeriSilicon and hold VeriSilicon harmless from and against any taxes or other monies resulting from Customer’s failure to pay any taxes imposed by any appropriate tax authority.

7.3Customer shall provide VeriSilicon with a copy of a valid reseller’s exemption certificate for Products purchased for resale for each applicable taxing jurisdiction. Based on such certificate, and where the law permits, VeriSilicon will treat Customer as exempt from applicable state and local sales tax for Products purchased hereunder. Customer shall notify VeriSilicon promptly in writing of any modification or revocation of its exempt status. Customer shall reimburse VeriSilicon for any and all assessments resulting from a refusal by a taxing jurisdiction to recognize any Customer reseller’s exemption certificate, or from Customer’s failure to have a valid reseller’s exemption certificate. If Customer purchases Product under this Agreement for internal use, Customer agrees to notify VeriSilicon and pay applicable sales tax.

8.CANCELLATION CHARGES, RESCHEDULING AND ORDER CHANGE

8.1Customer may cancel a purchase order or any portion thereof upon written notice to VeriSilicon.

8.2If Customer cancels a purchase order for NRE Services or Prototypes, VeriSilicon will cease further work in connection with the NRE Services and invoice Customer for a percentage of the total NRE Charges as described on the schedule set forth in the SOW, based on the last completed Milestone at the time of receipt of the notice of cancellation. In addition, Customer shall reimburse VeriSilicon for all expenses incurred by VeriSilicon up through the termination date.

8.3If Customer cancels a purchase order for any Product, Customer shall pay to VeriSilicon a cancellation fee, which shall be the product of (i) the purchase price per Product and (ii) the applicable percentage set forth in the SOW. Customer shall pay VeriSilicon for all Services performed and expenses incurred up through the termination date according to the payment schedule set forth in the SOW within thirty (30) days of the date of VeriSilicon’s invoice.

For purchase orders for units of Product, if the written notice is less than the Lead Time then Customer shall pay to VeriSilicon a cancellation charge, as specified in the SOW for each canceled unit.

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9.MODIFICATIONS TO ENGINEERING PROTOTYPES

9.1Customer may request VeriSilicon to implement Product Redesign (as defined below) of Prototypes by issuing a Customer Change Request which will be accepted if they do not substantially change the nature or scope of the engagement. VeriSilicon’s fees for Customer Change Requests shall be at rates comparable to those used to calculate the NRE Charges quoted in the applicable SOW (with labor rates adjusted to market changes). A “Product Redesign” is a modification of the Product either before or after Prototypes have been delivered to Customer, whereby Customer desires to change the functionality or performance of the Product and receive new Prototypes prior to production release. The Parties shall enter into a new SOW which shall set forth the terms and conditions, including any additional fees to be charged by VeriSilicon, regarding the Product Redesign.

9.2VeriSilicon may implement Engineering Changes required (a) to satisfy governmental standards and protect Product, system or data integrity, or (b) for environmental, health or safety reasons (“Mandatory Engineering Changes”).

9.3For all previously shipped Product not incorporating Mandatory Engineering Changes, VeriSilicon may provide replacement Products (including parts, materials and documentation) at the expense of the party at fault. Customer must use reasonable efforts to install Mandatory Engineering Changes on all Customer installed Products and Products in its inventory. If VeriSilicon requests the return of Products displaced by installation of replacement Products, Customer will promptly return any displaced Products to VeriSilicon after installation of such replacement Products, at VeriSilicon’s expense in accordance with the terms set forth in Ex-Works (Incoterms 2010).

9.4In addition to Mandatory Engineering Changes, VeriSilicon may implement Engineering Changes that result in cost reductions to the Product (“Elective Engineering Changes”), subject to Customer’s prior consent, such consent not to be unreasonably withheld. VeriSilicon shall use commercially reasonable efforts to give Customer prompt notice of Elective Engineering Changes.

9.5VeriSilicon may propose other Engineering Changes (“Optional Engineering Changes”). The cost of any Optional Engineering Changes that Customer desires to implement will be borne by Customer and will be determined through a request for quote process.

10.TERM & TERMINATION OF AGREEMENT

10.1The term of this Agreement will begin on the Effective Date and will be effective for a period of three (3) years after Customer’s acceptance of the first Prototype unless earlier terminated pursuant to this Section 10. Thereafter, the term of this Agreement is automatically renewed for consecutive one (1) year renewal terms unless and until a party notifies the other of its intent not to renew at least thirty (30) days (or in the case of VeriSilicon, one year) prior to the expiration of the then-current term.

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10.2Either party may terminate this Agreement if the other party has materially breached any provision of this Agreement and such breach is not remedied within ninety (90) days of receipt of the non-breaching party’s written notice thereof.

(a)If Customer terminates due to VeriSilicon’s default, all previously accepted purchase orders shall be automatically canceled without charge to Customer, except for any specific purchase order(s) that Customer elects not to cancel.

(b)If VeriSilicon terminates due to Customer’s default, at VeriSilicon’s discretion, all previously accepted purchase orders shall be automatically canceled and adjustment charges and cancellation charges (unless otherwise agreed upon by the parties in the relevant SOW) will apply in addition to any other amounts then due.

10.3Notwithstanding the provisions of Section 10.2 either party shall have the right to terminate this Agreement immediately if:

(a)The other party files a petition in bankruptcy (which is not discharged within fourteen (14) days), undergoes a reorganization pursuant to a petition in bankruptcy, is adjudicated a bankrupt or insolvent, or becomes dissolved or liquidated, files a petition for dissolution or liquidation, makes an assignment for benefit of creditors, or has a receiver appointed for its business; or

(b)The other party is subject to property attachment or court injunction or court order that has a substantial negative effect on its ability to fulfill its obligations under this Agreement.

10.4VeriSilicon may terminate this Agreement or its obligations with respect to specifically affected Products if, after discussion with Customer, it has a specific and reasonable basis to believe that the applicable Customer Deliverables infringe a third party’s intellectual property rights, but only if it also terminates its agreements with other customers to which the same basis is applicable.

10.5In the event this Agreement is terminated pursuant to Section 10.4, unless the parties agree otherwise, all amounts due and payable to VeriSilicon, including any Products which are works-in-progress, as of the date of such termination shall become immediately due and payable.

10.6Until this Agreement is terminated by Customer pursuant to Section 10.2, 10.3 or VeriSilicon elects not to renew a renewal term pursuant to Section 10.1 or VeriSilicon terminates this Agreement without cause pursuant to Section 10.8, Customer agrees not to exercise the following license. VeriSilicon hereby grants to Customer, a worldwide, non-exclusive, non-transferable, sublicensable, perpetual, royalty-free, fully paid up, irrevocable license to manufacture (or have manufactured) market, sell, offer to sell, use, import, and distribute (directly and indirectly) the Product(s) and/or any successor or modified product(s), provided that, for the avoidance of doubt, third party intellectual property is not included in this grant. In the event the above license is exercised by Customer, VeriSilicon will reasonably assist Customer’s effort to

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sublicense third party intellectual property rights necessary to manufacture the Product. Provided, that in the event that third party intellectual property rights are not subject to commercially reasonable transfer or sublicense as explicitly identified so in the SOW, Customer shall be responsible for securing its own licenses from such third parties and shall be solely responsible for payment of fees and royalties attributable thereto.

10.7At any time, upon payment by Customer to VeriSilicon of the buy-out amount set forth in the applicable SOW, VeriSilicon will and hereby does grant to Customer a worldwide, non-exclusive, non-transferable, sublicensable, perpetual, royalty-free, fully paid up, irrevocable license to manufacture (or have manufactured) market, sell, offer to sell, use, import, and distribute (directly and indirectly) the Product(s) and/or any successor or modified product(s). In the event that third party intellectual property rights are not subject to commercially reasonable transfer or sublicense as explicitly identified so in the SOW, Customer shall be responsible for securing its own licenses from such third parties and shall be solely responsible for payment of fees and royalties attributable thereto.

10.8Either Party may terminate this Agreement without cause upon one (1) year’s prior written notice to the other Party. If Customer is the terminating party, all previously accepted purchase orders will be filled, but VeriSilicon shall not be obligated to accept further purchase orders after receiving notice. If VeriSilicon is the terminating party, VeriSilicon will continue to accept new purchase orders pursuant to Section 5 during the notice period.

10.9All Products shipped against accepted purchase orders will be subject to the terms and conditions of this Agreement notwithstanding any termination or expiration of this Agreement.

11.WARRANTIES

11.1Product Warranty. VeriSilicon represents and warrants that (i) each unit of Product delivered will conform to the Product Specifications for a period of one (1) year following delivery thereof to Customer (“Product Warranty Period”), and (ii) VeriSilicon has the right to grant the rights and licenses that it grants in this Agreement, and that VeriSilicon has no knowledge of any claim, pending or otherwise, of infringement of misappropriation of any intellectual property rights of any third party against VeriSilicon for the VeriSilicon Technology, and neither the VeriSilicon Technology nor their use infringes, violates any intellectual property rights of any third party. VeriSilicon will pass through to Customer any warranties and indemnities from its licensors to the extent it has the rights to do so. For purposes of the foregoing Product Warranty, “delivery” to Customer shall be deemed to have occurred after possession passes to Customer pursuant to the Incoterms set forth in the SOW. Customer acknowledges that the functionality of Products is contingent upon Customer’s designs and specifications and, therefore, the Product Warranty does not apply to the functionality of Products delivered or any Product failure to the extent caused by Customer Deliverables. The foregoing Product Warranty shall not apply to any Products which have been damaged (other than by VeriSilicon) based on (i) the failure to provide a suitable installation environment as specified in the SOW, (ii) use of Product other than the intended use therefor or (iii) accident, disaster, neglect, misuse, transportation (unless otherwise agreed to in the SOW), or alterations or other repairs not authorized by VeriSilicon.

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11.2Any unit of Product that fails to conform to the Product warranty set forth in Section 12.1 (“Product Warranty”) during the Product Warranty Period, must be returned promptly, but in no event more than thirty (30) days after the discovery of the non-conformity during the Product Warranty Period, transportation prepaid by VeriSilicon, to the location VeriSilicon designates. VeriSilicon will promptly repair or replace such units or provide a credit to Customer for the purchase price paid for such units by Customer. VeriSilicon will ship replacement units back to Customer, transportation prepaid by VeriSilicon, and such units of Product will be considered newly delivered for warranty purposes and subject to all of the provisions of this Agreement in the manner and to the same extent as Products originally furnished hereunder.

11.3Should VeriSilicon determine, in its reasonable discretion, that any returned Product to be in conformity with the Product Warranty, VeriSilicon will return such Product to Customer, transportation prepaid by VeriSilicon.

11.4Service Warranty. VeriSilicon warrants that NRE Services shall be performed in a professional and workmanlike manner, consistent with generally accepted industry standards. VeriSilicon’s sole obligation and Customer’s sole remedy against VeriSilicon in the event of the breach of this Service Warranty will be: (i) to re-perform any service that fails to meet this limited warranty; or (ii) if VeriSilicon is unable to re-perform the NRE Service, to refund to Customer the fees paid for the non-conforming Service. Customer acknowledges that the Service Warranty does not apply to any failure to the extent caused by Customer Deliverables.

11.5TO THE MAXIMUM EXTENT PERMITTED BY LAW, EXCEPT FOR THE LIMITED WARRANTIES PROVIDED IN THIS SECTION 12, ALL PRODUCTS, INFORMATION OR MATERIALS PROVIDED AND ALL SERVICES PERFORMED ARE DONE ON AN “AS IS” BASIS, WITHOUT WARRANTY OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AND VERISILICON HEREBY EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, NON-INFR1NGEMENT, ACCURACY OR UNINTERRUPTED USE. CUSTOMER’S SOLE AND EXCLUSIVE REMEDY FOR BREACH OF (I) THE PRODUCT WARRANTY SHALL BE, AT VERISILICON’S SOLE DISCRETION, REPAIR, REPLACEMENT OR CREDIT PURSUANT TO SECTION 11.2 AND (II) THE SERVICES WARRANTY, SHALL BE REPERFORMANCE OF THE RELEVANT SERVICES.

11.6All the warranties under this Section 12 shall survive any inspection, acceptance, delivery, payment for the Prototypes, Products and Services and termination of the Agreement (subject to the limitations herein) and shall inure to the benefit of Customer, its successors and assigns.

12.LIMITATION OF LIABILITY

EXCEPT FOR LIABILITIES ARISING OUT OF A PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS UNDER SECTION 14 HEREOF, OR INTENTIONAL BREACH, GROSS NEGLIGENCE, OR WILLFUL MISCONDUCT, TO THE MAXIMUM

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EXTENT PERMITTED BY LAW, IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS AFFILIATES BE LIABLE TO THE OTHER PARTY FOR ANY COST OF COVER OR SUBSTITUTE GOODS OR SERVICES, OR ANY INDIRECT, CONSEQUENTIAL (INCLUDING ANY LOSS OF DATA, BUSINESS, GOODWILL OR OTHERWISE) SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES, REGARDLESS OF THE THEORY OF LIABILITY, WHETHER ALLEGED AS A BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE OR PRODUCT LIABILITY) OR UNDER ANY OTHER LEGAL OR EQUITABLE THEORY.

EXCEPT FOR CUSTOMER’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 15 HEREOF, CUSTOMER’S PAYMENT OBLIGATIONS, OR LIABILITIES ARISING OUT OF A PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS UNDER SECTION 14 HEREOF, OR INTENTIONAL BREACH, GROSS NEGLIGENCE, OR WILLFUL MISCONDUCT, IN NO EVENT SHALL THE TOTAL LIABILITY OF EITHER PARTY AND ITS AFFILIATES EXCEED AN AMOUNT IN EXCESS OF THE “NRE CHARGES” PAID OR PAYABLE TO VERISILICON BY CUSTOMER UNDER THE SOW GIVING RISE TO ANY LIABILITY HEREUNDER.

THIS LIMITATION OF LIABILITY IS THE INTEGRAL PART OF THIS AGREEMENT AND THE PARTIES WOULD NOT BE ABLE TO ENTER INTO THIS AGREEMENT ABSENT THE PROVISIONS OF THIS SECTION 13. EACH OF THE PARTIES CONSIDERS THAT THIS LIMITATION OF LIABILITY IS REASONABLE AND HAS BEEN GIVEN THE OPPORTUNITY TO SEEK INDEPENDENT LEGAL ADVICE.

13.CONFIDENTIAL INFORMATION

13.1“Confidential Information” means any and all information exchanged by either Party (“Disclosing Party”) to the other Party (“Receiving Party”) expressly marked as confidential or proprietary (or similar variations thereof), including such information which would normally be deemed confidential if not expressly marked including, but not limited to, any information concerning either party’s business operations, strategies, customers, suppliers, technology, know-how, and financial information. Confidential Information shall also include the terms and conditions as well as the existence of this Agreement. Confidential Information does not include information:

(a)known by the Receiving Party without restriction at the time of receipt from the Disclosing Party;

(b)rightfully obtained by the Receiving Party from other sources without such duty as to confidentiality and non-use;

(c)that is or becomes generally available to the public, through no improper action or inaction by the Receiving Party or any affiliate, agent, consultant or employee of the Receiving Party;

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(d)that was independently developed without use of any Confidential Information of the Disclosing Party; or

(e)for which such duty as to confidentiality and non-use is waived by the Disclosing Party.

Confidential Information of Customer will also include items specified as such in an SOW. Customer may disclose the terms and conditions as well as the existence of this Agreement to its investors, acquirers, or potential investors, acquirers, and their professional advisors, provided that such disclosures are made on a confidential basis.

13.2The Receiving Party shall keep all Confidential Information of the other party in strict confidence and shall not disclose any of the Disclosing Party’s Confidential Information except to those employees and contractors who have a need to know as required to perform this Agreement on behalf of the Receiving Party and who are subject to written non-use and non-disclosure obligations at least as protective of the Disclosing Party as those set forth herein, provided that the Receiving Party shall be responsible for any actions or omissions of any third party to which it disclosed any Confidential Information of the Disclosing Party that, if committed by the Receiving Party, would constitute a breach hereunder. The Receiving Party shall not use such Confidential Information otherwise than in connection with the implementation of the terms and conditions of this Agreement, except as follows:

(a)as may be required by court order or any governmental agency; or

(b)as necessary to be disclosed in confidence to a party’s financial or legal advisors in connection with a financing transaction.

13.3With respect to any source code provided by one Party to the other Party, such source code shall be subject to all of the obligations of this Section 13 and the following additional restrictions on use and disclosure: (a) the Receiving Party shall allow use of or access to the source code only by employees and contractors of the Receiving Party who have a need to use the source code for exercise of the Receiving Party’s rights with respect to the source code as set forth in this Agreement and who are bound to retain the confidentiality thereof under written non-disclosure agreements that include provisions (including, without limitation, provisions relating to nonuse and nondisclosure) no less restrictive than those required under this Agreement; (b) the Receiving Party shall maintain and use the source code only in secure, locked facilities to which access is limited to the employees set forth in subsection (a), above; (c) for source code that is useable or stored on any computer equipment (whether a multi-user system, network, stand-alone computer or otherwise), the equipment must have password-based access control, with each user having a unique user identification and associated password; (d) the Receiving Party shall use, and shall allow use of and access to, the source code only at its facilities identified in the SOW; (e) the Receiving Party shall maintain a record of all personnel who use or have access to the source code, the number of copies made, if any, of the source code, and the computer equipment and storage media on which the source code is used or stored.

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13.4Each party (as Receiving Party) acknowledges that the Disclosing Party considers its Confidential Information to contain trade secrets of the Disclosing Party and that any unauthorized use or disclosure of such information would cause the Disclosing Party irreparable harm for which its remedies at law would be inadequate. Accordingly, each party (as Receiving Party) acknowledges and agrees that the Disclosing Party will be entitled, in addition to any other remedies available to it at law or in equity, to the issuance of injunctive relief, without bond, enjoining any breach or threatened breach of the Receiving Party’s obligations hereunder with respect to the Confidential Information of the Disclosing Party, and such further relief as any court of competent jurisdiction may deem just and proper.

13.5Upon termination of this Agreement or request of the Disclosing Party, each party (as Receiving Party) will immediately return to the Disclosing Party all Confidential Information of the Disclosing Party embodied in tangible (including electronic) form or, at the Disclosing Party’s discretion, destroy all such Confidential Information and certify in writing to the Disclosing Party that all such Confidential Information has been destroyed.

13.6The foregoing obligation as to confidentiality and non-use will survive any expiration or termination of this Agreement. Upon termination of this Agreement, each party shall promptly return to the other party all Confidential Information (including any reproductions thereof or notes therefrom) received from such party not within the above exceptions.

13.7Nothing herein shall be construed as limiting either Party’s ability or right to work with third parties with respect to products or services that are the same or similar to Products or Services, provided that such Party shall not breach any of its obligations of this Agreement. Customer acknowledges and agrees that the same VeriSilicon personnel who prepare the VeriSilicon Deliverables and provide Services to Customer hereunder have and will continue to prepare deliverables and provide services of substantially similar nature for other VeriSilicon customers and that such deliverables and services may have substantial similarities to those provided to Customer hereunder.

14.INTELLECTUAL PROPERTY RIGHTS

14.1Customer represents and warrants it is the rightful owner or authorized licensee (with all requisite rights to sublicense to VeriSilicon) of the Customer Deliverables supplied by Customer to VeriSilicon hereunder. Customer further represents and warrants that that it has all necessary right, title and interest in such Customer Deliverables to grant to VeriSilicon the rights to access, use, copy and create derivative works of them and to make or have made, sell, offer to sell and import, as required and contemplated by this Agreement and the applicable SOWs, solely for the purpose of providing the Services and Products to Customer under this Agreement. Customer acknowledges that VeriSilicon is relying on Customer’s representations in agreeing to design and have made Products for Customer under this Agreement.

14.2Subject to VeriSilicon’s material compliance with this Agreement, Customer hereby grants to VeriSilicon a worldwide, royalty free, non-exclusive, and non-transferable right and license (with the right to sublicense) under its own intellectual property rights and its licenses from third parties to access, use, copy and create derivative works of, and to

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make or have made, sell, offer to sell and import Products incorporating or embodying, the Customer Deliverables supplied to VeriSilicon hereunder, as necessary, required and contemplated by this Agreement and the applicable SOWs, solely for the purpose of providing the Services and Products to Customer under this Agreement. VeriSilicon shall not, without the written consent of Customer: (a) decompile, disassemble or otherwise reverse engineer the Customer Deliverables or any portion thereof; (b) rent, lease, sublicense, sell, transfer, pledge or otherwise grant rights in or to the Customer Deliverables (in whole or in part) to any third party in any form; or (c) use the Customer Deliverables for third-party training, commercial time-sharing or service bureau use.

14.3VeriSilicon or its licensors shall retain and own all intellectual property rights (including, without limitation, mask work rights) in any intellectual property furnished by VeriSilicon in connection with this Agreement, including without limitation, (i) all VeriSilicon Technology and VeriSilicon Deliverables, (ii) all design methodologies and tools and manufacturing process, and (iii) all VeriSilicon-furnished modifications of any of the foregoing. To the extent Customer has access to such intellectual property, Customer shall use such intellectual property solely for the purpose of designing Prototypes and Products for manufacture pursuant to this Agreement. For the avoidance of doubt and notwithstanding anything else, Customer is not assigning or agreeing to assign any intellectual property rights to VeriSilicon. Notwithstanding anything else, VeriSilicon hereby assigns to Customer all rights, title and interest, in and to the Work Product (as defined below), as well as all intellectual property rights (including without limitation, patent rights, copyrights, trade secret rights, moral rights, and other rights) embodied therein or relating thereto. Subject to VeriSilicon’s full compliance with this Agreement, Customer hereby grants to VeriSilicon a worldwide, royalty free, non-exclusive, non-transferable, and non-sublicensable right and license to use the Work Product solely as necessary to perform the Services to Customer under this Agreement. “Work Product” shall mean the work product set forth in the applicable SOW, including all results (and work in progress) developed by or for VeriSilicon pursuant to specifications provided by Customer or paid for by Customer.

14.4Notwithstanding anything else, as between the Parties, Customer or its licensors retain ownership of the Customer Deliverables. VeriSilicon shall own any masks made by or made for VeriSilicon, and shall own the manufacturing right of the Products. In the event that Customer exercises the license under Section 10.6 or makes the buy-out payment under Section 10.7, VeriSilicon shall provide to Customer GDSII databases, related documentation, masks, and all information that are necessary or useful for the manufacturing of the Products without additional charges. VeriSilicon will use any tangible netlist tape(s), and tangible GDS II tape(s) received from Customer or generated exclusively for Customer hereunder, and any masks made from such GDS II tape(s), only to manufacture Products solely for sale to Customer.

14.5Subject to Customer’s performance of its obligations hereunder, VeriSilicon hereby grants to Customer a worldwide, royalty-free, non-exclusive, non-transferable, perpetual license to the VeriSilicon Deliverables in connection with the sale, offer to sell, use, importation, and distribution of the Product(s) by Customer and its direct and indirect customers. Customer shall not, without the written consent of VeriSilicon: (a) decompile, disassemble or otherwise reverse engineer the VeriSilicon Deliverables and/or Product(s) or any portion thereof; (b) rent, lease, sublicense, sell, transfer, pledge or otherwise grant rights in or to the VeriSilicon

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Deliverables to any third party in any form; or (c) use the VeriSilicon Deliverables for third-party training, commercial time-sharing or service bureau use.

14.6Third Party Intellectual Property Rights. The Parties acknowledge and agree that the Products designed and manufactured hereunder by VeriSilicon for Customer may incorporate third party technology and/or implement technical or commercial standards managed by industry standard bodies (hereinafter collectively referred to as “Standards”) which may require licenses from third parties. For the purpose of this Agreement, the term “industry standard” in the context of, for example, an “industry standard body” or an “industry standard licenses” refers to a body or license which is acknowledged by the majority of parties in the industry and to which the opportunity to become a member/party is available on a reasonable and non-discriminatory basis. Unless otherwise set forth in a SOW, Customer acknowledges and agrees that this Agreement does not convey a license under such third parties’ intellectual property rights and that Customer is solely responsible, at its own cost and expense, for obtaining all licenses required to use and execute the Standards. Customer shall be solely responsible, at its own cost and expense, for any intellectual property rights infringement claims that are based on use and/or execution of the Standards. Each Party hereby warrants that it has full rights and licenses required to deliver to the other Party any and all third party intellectual property included in the (i) in Customer’s case, Customer Deliverables, or (ii) in VeriSilicon’s case, VeriSilicon Deliverables and VeriSilicon IP, and to grant to the other Party the licenses as granted hereunder.

14.7If in the course of performance under this Agreement either party discovers or invents any process, pattern, device or other invention, that party shall be deemed the owner of such discovery or invention. In the event any such invention is jointly discovered or invented by the parties, the parties shall be deemed joint owners of such discovery or invention without any duty of accounting.

14.8The Parties understand and agree that no license or other right is granted herein to either Party, directly or by implication, estoppel or otherwise, with respect to any know-how, inventions, patents, trade secrets, copyrights, mask works or other intellectual property rights, except as explicitly granted hereunder. No additional license or other right, express or implied, shall arise from the consummation of this Agreement, or from any acts, statements or dealings leading to such consummation.

15.INTELLECTUAL PROPERTY INDEMNIFICATION

15.1VeriSilicon shall, at its own expense, indemnify, defend, and hold Customer (including its affiliates, and respective officers, directors, employees, and contractors) harmless from and against any claim, suit or proceeding brought by an unaffiliated third party against Customer (“Claim”), including any losses, liabilities, costs, damages, judgments and expenses (including reasonable attorneys’ fees, expert witness fees and court costs) directly or indirectly arising from or related to any final award or settlement regarding actual or alleged infringement (including contributory infringement), misappropriation or violation of any third party’s intellectual property rights of any nature, arising as a result of VeriSilicon Technology and shall pay any settlement amounts; provided that Customer: (a) promptly notifies VeriSilicon in writing of such Claim, (b) gives VeriSilicon sole control over the defense and/or settlement of such Claim,

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provided that VeriSilicon shall not settle any claim without Customer’s prior written approval, which shall not be unreasonably withheld; and (c) reasonably cooperates and provides all available information, assistance and authority to defend or settle the Claim.

15.2VeriSilicon shall not be liable for any costs, expenses, damages or fees incurred by Customer in defending such Claim unless authorized in advance in writing by VeriSilicon. Furthermore, VeriSilicon will have no liability for any Claim, to the extent it (i) is based on modification of any Product, or any portion thereof, other than by VeriSilicon, without written authorization of VeriSilicon, if such infringement would not occur but for such modification; (ii) is based on the combination or use of any Products, or any portion thereof, with any other software, data, program, designs, methods, processes, hardware or device not provided by VeriSilicon, if such infringement would not occur but for such combination; (iii) is required by strict compliance by VeriSilicon with designs, plans or specifications furnished by Customer; or (iv) Customer’s continued use of the Products after notification of actual or reasonable, good-faith suspicion of infringement by VeriSilicon.

15.3Without limiting VeriSilicon’s indemnification obligation above, if any VeriSilicon Technology, or portion thereof, are, or in VeriSilicon’s opinion are likely to become the subject of a Claim, VeriSilicon may: (a) procure, at no cost to Customer, the right to continue use of the Products; (b) replace or modify the affected Products, or portion thereof, at no cost to Customer, to be non-infringing, provided that substantially the same functionality is performed by the replacement or modified Products, or portion thereof, subject to Customer’s acceptance pursuant to Section 6.6 hereof, or (c) if the right to continue use of the Products as set forth in this Agreement cannot be reasonably procured for Customer or the affected Products, or portion thereof, cannot be replaced or modified to be non-infringing, Customer shall return the Product in its inventory to VeriSilicon for a credit equal to the price paid for all such units of Product effected.

15.4THIS SECTION 16 STATES EACH PARTY’S SOLE OBLIGATIONS AND ENTIRE LIABILITY AND THE OTHER PARTY’S SOLE AND EXCLUSIVE REMEDY WITH RESPECT TO ANY CLAIMED INFRINGEMENT, VIOLATION, OR MISAPPROPRIATION WITH RESPECT TO ANY INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY.

15.5Customer shall indemnify, defend and hold VeriSilicon harmless from and against any and all claims brought by an unaffiliated third party against VeriSilicon, including any losses, liabilities, losses, costs, damages, judgments and expenses (including reasonable attorneys’ fees, expert witness fees and court costs) incurred, directly or indirectly arising from or related to any final award or settlement regarding actual or alleged infringement (including contributory infringement), misappropriation or violation of any third party’s intellectual property rights of any nature to the extent resulting from (i) the Customer’s Deliverables, (ii) modification of any Product, or any portion thereof, by Customer, provided that such infringement would not occur but for such modification; (iii) combination or use of any Products, or any portion thereof, with any other software, data, program, designs, methods, processes, hardware or device, provided by Customer, provided that such infringement would not occur but for such combination; or (iv) VeriSilicon’s implementation of Customer’s design specifications, if the conformance would necessarily result in such infringement; provided that VeriSilicon (a) promptly notifies Customer

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in writing of such claim, suit or proceeding, (b) gives Customer sole control over the defense and/or settlement of such claim, provided that Customer shall not settle any claim without VeriSilicon’s prior written approval, which shall not be unreasonably withheld; and (c) reasonably cooperates and provides all available information, assistance and authority to defend or settle such claim, suit, or proceeding (collectively, the “Conditions”).

16.MISCELLANEOUS

16.1Life-Critical Applications. Customer shall be solely liable if it uses any Products in life-critical applications or in other applications where any failure can reasonably be expected to directly result in death or physical injury to person or property (“Life-Critical Applications”). Subject to the Conditions, Customer shall defend, indemnify and hold VeriSilicon harmless from and against any and all losses, costs, liabilities, damages and expenses (including attorneys’ fees) payable to unaffiliated third parties arising out of death or physical injury to person or property directly caused by Customer’s use of a Product in a Life Critical Application.

16.2Any notice or communication required or permitted to be given hereunder may be delivered by hand, deposited with an overnight courier, sent by confirmed facsimile, or mailed by registered or certified mail, return receipt requested, postage prepaid, to the parties’ respective address first set forth above, or at such other address as may hereafter be furnished in writing by either party hereto to the other. Such notice will be deemed to have been given as of the date it is delivered, mailed or sent, whichever is earlier.

16.3VeriSilicon and Customer are independent contractors and this Agreement does not establish any relationship of partnership, joint venture, employment, franchise or agency between VeriSilicon and Customer. Neither VeriSilicon nor Customer will have the power to bind the other or incur obligations on the other’s behalf without the other’s prior written consent, except as otherwise expressly provided herein.

16.4Except for Customer’s payment obligation, neither party will be liable for any failure or delay in its performance under this Agreement due to any cause beyond its reasonable control, including without limitation act of terrorism, war, acts of God, earthquake, flood, embargo, riot, sabotage, failure of suppliers, labor shortage or dispute, governmental act or failure of the Internet.

16.5Both parties will comply in all material respects with all laws and regulations applicable to its activities under this Agreement. Without limiting the foregoing, both parties will (i) comply with United States Department of Commerce and other United States export control laws and regulations with respect to the subject matter hereof; and (ii) not produce or distribute any software, products, or technical data in any country where such production or distribution would be unlawful.

16.6Any dispute or claim arising out of, in relation to, or in connection with this Agreement, and any subsequent amendments to this Agreement, including without limitation the interpretation, making, performance, breach or termination thereof shall be governed by. and construed and enforced in accordance with the laws of California, without reference to conflicts

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of laws principles, and expressly excluding the United Nations Convention on Contracts for the International Sale of Goods. The parties hereby submit to the non-exclusive jurisdiction and venue of the courts in Santa Clara County, California.

16.7In the event any provision of this Agreement is held by a tribunal or court of competent jurisdiction to be contrary to applicable law, such provision shall be construed to the maximum extent possible in accordance with applicable law to meet the intent of the parties and the remaining provisions of this Agreement will remain in full force and effect. The waiver of any breach or default of this Agreement will not constitute a waiver of any subsequent breach or default, and will not act to amend or negate the rights of the waiving party.

16.8Neither Party may assign this Agreement without the prior written consent of the other Party, with such consent not to be unreasonably withheld or delayed, provided that either party may assign with prior notice (but without consent) to a successor to substantially all its business or assets. Any attempted assignment or delegation in violation of the foregoing will be void. Subject to the foregoing, this Agreement will bind and inure to the benefit of each party’s successors and permitted assigns.

16.9VeriSilicon has the right to subcontract its NRE Services responsibilities under this Agreement, provided that any subcontractor retained by VeriSilicon is obligated in writing to the same obligations as set forth herein with respect to VeriSilicon, and that VeriSilicon shall be responsible for compliance thereof by such subcontractors, and shall indemnify Customer and hold Customer harmless against any and all loss, liability, costs, damages, expenses (including attorney’s fees) suffered, incurred or sustained by Customer as a result of any breach thereof by such subcontractors. In the event that VeriSilicon does subcontract certain portions of its responsibilities, the term “employee” as used herein shall be deemed to include such subcontractor and/or its employees.

16.10Customer hereby represents to VeriSilicon that (a) the Customer (including its subsidiaries and affiliates) (i) does not serve or collaborate with the military or an organization in the nuclear or aerospace fields; and (ii) is not located in Cuba, Iran, North Korea, Sudan or Syria; and that (b) each Product (i) is not intended for military end-users or end-uses, or for missile, biological, nuclear or chemical proliferation; (ii) is not to be used in satellite or other space related applications; and (iii) will not be marketed or sold to in Cuba, Iran, North Korea, Sudan or Syria.

16.11This Agreement, including the SOW and exhibits and appendices, incorporated by reference herein, constitutes the complete and exclusive agreement between the parties with respect to the subject matter hereof, and supersedes and replaces any and all prior or contemporaneous discussions, negotiations, understandings and agreements, written and oral, regarding such subject matter. This Agreement may not be modified or amended except in a writing signed by a duly authorized representative of both parties. This Agreement may be executed in two (2) or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, each party’s authorized representative has duly executed this Agreement on the date indicated hereunder.

VERISILICON, INC.		THINCI, INC.
Signature:	/s/ David Jarmon	Signature:	/s/ Ke Yin

Print Name:	David Jarmon	Print Name:	Ke Yin

Title:	Senior VP, WW Sales	Title:	VP of Engineering

Date:	October 22, 2018	Date:	October 13, 2018

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